Exhibit 23.1
INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statement of Asure Software, Inc. on Form S-3 File Nos. 333-185488 and 333-182828, and on Form S-8 File Nos. 333-77733, 333-44533, 333-48885, 333-28499, 333-64212, 333-110239 and 333-175186 of our report dated March 17, 2016 with respect to our audits of the special purpose carve-out financial statements of Mangrove Employer Services – Payroll Division as of December 31, 2015 and 2014 and for the years then ended, which report is included in this Current Report on Form 8-K of Asure Software, Inc. as of March 21, 2016.

/s/ Marcum LLP

Marcum LLP
Irvine, California
March 21, 2016